NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

January 31, 2019	Contact:	Steven F. Nicola
Chief Financial Officer

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2019 FIRST QUARTER

First Quarter Financial Highlights:

•	Company re-affirms earnings targets for fiscal 2019

•	Consolidated sales of $374.2 million, up $4.7 million over last year

•	GAAP EPS of $0.10; non-GAAP EPS of $0.50

•	Adjusted EBITDA of $46.5 million

•	Cash flow from operations higher than a year ago

PITTSBURGH, PA, JANUARY 31, 2019 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its first quarter of fiscal 2019.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “We posted solid operating performance for the fiscal 2019 first quarter. Seasonally, the first quarter is typically our slowest, and the fiscal 2019 first quarter was consistent with that expectation.

“For the current quarter, consolidated sales increased to $374.2 million, reflecting organic sales growth in our Memorialization and Industrial Technologies segments. Acquisitions, primarily Star Granite & Bronze, Compass Engineering and Frost Converting Systems, also contributed to our sales increase.

“We were able to maintain adjusted EBITDA performance consistent with last year at $46.5 million in spite of challenges in several of our businesses. This was primarily as a result of acquisition synergy realization and the continuous operating improvements of our businesses. In addition, operating cash flow for the fiscal 2019 first quarter was higher than a year ago.

“On a GAAP basis, comparability of earnings per share was impacted by significant income tax benefits discrete to the prior period (primarily related to changes in U.S. tax legislation) and an increase in the Company’s interest expense in connection with our bond offering in December 2017. On a non-GAAP basis, adjusted earnings per share were $0.50 for the fiscal 2019 first quarter, compared to $0.64 per share a year ago. The decline was primarily due to non-operating items, as consolidated adjusted EBITDA for the quarter remained steady compared to the first quarter last year."

Matthews International Reports Results for Fiscal 2019 First Quarter

January 31, 2019

First Quarter Fiscal 2019 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q1 FY2019	Q1 FY2018	Change	% Change
Sales	$374.2	$369.5	$4.7	1.3%
Net income attributable to Matthews	$3.1	$35.2	$(32.1)	(91.2)%
Diluted EPS	$0.10	$1.10	$(1.0)	(90.9)%
Non-GAAP adjusted net income	$15.9	$20.3	$(4.4)	(21.7)%
Non-GAAP adjusted EPS	$0.50	$0.64	$(0.1)	(21.9)%
Adjusted EBITDA	$46.5	$46.5	$—	—%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended December 31, 2018 were $374.2 million, compared to $369.5 million a year ago, representing an increase of $4.7 million, or 1.3%, over the first quarter last year. The increase primarily reflected organic sales growth in the Memorialization and Industrial Technologies segments, and benefits from recent acquisitions. Changes in foreign currency exchange rates had an unfavorable impact of $5.8 million on consolidated sales compared to a year ago.

Net income attributable to the Company for the quarter ended December 31, 2018 was $3.1 million, or $0.10 per share, compared with $35.2 million, or $1.10 per share, a year ago. A substantial portion of the decrease reflected the favorable impact on last year’s earnings of U.S. Federal tax regulation changes and other tax benefits discrete to fiscal 2018. In addition, the current quarter included a loss on the sale of a controlling interest in an investment (see below) and an increase in interest expense primarily related to the Company’s bond offering in December 2017.

On a non-GAAP adjusted basis, earnings for the fiscal 2019 first quarter were $0.50 per share, compared with $0.64 per share for the fiscal 2018 first quarter. The change was driven primarily by an increase in the Company’s interest expense, higher income tax expense, unrealized losses on certain retirement plan investments and the unfavorable impact of changes in foreign currency exchange rates.

Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2019 first quarter was $46.5 million, which was consistent with $46.5 million for the same quarter a year ago. Adjusted EBITDA for the current quarter reflected the benefits of higher sales, acquisition synergy realization and cost reduction initiatives, which were offset by higher commodity and transportation costs and the unfavorable impact of changes in foreign currency exchange rates. See reconciliation of adjusted EBITDA below.

Sales for the SGK Brand Solutions segment were $185.3 million for the quarter ended December 31, 2018, compared to $191.8 million a year ago. Changes in foreign currency exchange rates had an unfavorable impact of $4.7 million on the segment’s sales compared with the same quarter last year.
In addition, the decrease resulted from lower sales in the U.S., reflecting a delay in timing of client projects and a significant brand client electing to transition their work internally, which was partially offset by increased sales in Europe and the U.K., and the impact of the acquisition of Frost Converting Systems (November 2018).

Memorialization segment sales for the fiscal 2019 first quarter were $153.9 million, compared to $144.9 million a year ago, representing an increase of $9.0 million, or 6.2%. The increase reflected higher sales of memorial products, caskets and cremation equipment in the U.S., and the benefit of the acquisition of Star Granite and Bronze (February 2018).

Matthews International Reports Results for Fiscal 2019 First Quarter

January 31, 2019

Sales for the Industrial Technologies segment were $35.0 million for the quarter ended December 31, 2018, compared to $32.8 million a year ago, representing an increase of $2.2 million, or 6.7%. The increase reflected a combination of organic sales growth (higher sales of warehouse automation systems), and the benefit of the acquisition of Compass Engineering (November 2017).

During the quarter, the Company sold a controlling interest in its pet cremation business. However, due to the timing of the sale relative to the recent investments in developing the business, the Company was required to recognize a loss of $4.5 million on the transaction. The Company fully expects to realize the value of its remaining investment with the anticipated future growth of the business.

The Company repurchased approximately 186,400 shares under its repurchase program during the first quarter of fiscal 2019.

Outlook

Mr. Bartolacci further stated: “We are maintaining our earnings outlook for the full fiscal year. Although each of our segments experienced some customer project delays in the first quarter, we still expect these projects to be completed during this fiscal year. In addition, order rates for warehouse automation systems in our Industrial Technologies segment and for engineered solutions in our SGK Brand Solutions segment remain solid. We also expect that recent new brand account wins will contribute to our results.

"We remain cautious, however, as commodity cost increases will continue to offset some of these benefits. In addition, our Industrial Technologies segment experienced a slowing during the recent quarter in product identification order rates. We also continue to expect a higher consolidated income tax rate in fiscal 2019 as tax benefits discrete to fiscal 2018 will not repeat.

"As a result, based on our current projections, we are maintaining our targets to achieve growth in adjusted EBITDA in the mid-to-high single digit percentage range over fiscal 2018 and growth in non-GAAP earnings per share in the mid-single digit percentage range over fiscal 2018. In addition, we continue to expect to generate higher operating cash flow in fiscal 2019.”

Webcast

The Company will host a conference call and webcast on Friday, February 1, 2019 at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook. A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Friday, February 15, 2019. To listen to the archived call, dial (412) 317-6671 and enter the pass code 13686397. The webcast replay will be available in the investor relations section of the Company’s website at www.matw.com, where a transcript will also be posted once available.

Matthews International Reports Results for Fiscal 2019 First Quarter

January 31, 2019

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information
Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2019 First Quarter

January 31, 2019

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2018	2017(1)	% Change
Sales	$374,177	$369,454	1.3%
Cost of sales	(247,766)	(238,041)	4.1%
Gross profit	126,411	131,413	(3.8)%
Gross margin	33.8%	35.6%

Selling and administrative expenses	(102,132)	(105,383)	(3.1)%
Amortization of intangible assets	(8,113)	(6,681)	21.4%
Operating profit	16,166	19,349	(16.5)%
Operating margin	4.3%	5.2%

Interest and other income (deductions), net	(12,577)	(9,418)	33.5%
Income before income taxes	3,589	9,931	(63.9)%
Income taxes	(605)	25,227	(102.4)%
Net income	2,984	35,158	(91.5)%
Non-controlling interests	113	22	413.6%
Net income attributable to Matthews	$3,097	$35,180	(91.2)%

Earnings per share -- diluted	$0.10	$1.10	(90.9)%

Earnings per share -- non-GAAP(2)	$0.50	$0.64	(21.9)%

Dividends declared per share	$0.20	$0.19	5.3%

(1) Information for the three months ended December 31, 2017 has been adjusted to reflect the adoption of ASU No. 2017-07. The Company adopted this standard on October 1, 2018 applying the presentation requirements retrospectively resulting in a reclassification of net benefit costs of $714, $226 and $485 from cost of sales, selling expense and administrative expense, respectively, to other income (deductions), net.

(2) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2018	2017
Sales:
SGK Brand Solutions	$185,300	$191,766
Memorialization	153,886	144,889
Industrial Technologies	34,991	32,799
	$374,177	$369,454

Adjusted EBITDA:(1)
SGK Brand Solutions	$27,351	$30,852
Memorialization	30,321	28,443
Industrial Technologies	3,595	3,687
Corporate and Non-Operating	(14,786)	(16,486)
Total Adjusted EBITDA(2)	$46,481	$46,496

(1) Beginning in fiscal 2019, the Company changed its primary measure of segment profitability from operating profit to adjusted EBITDA on a pre-corporate cost allocation basis. This presentation is consistent with how the Company's chief operating decision maker evaluates the results of operations and makes strategic decisions about the business.

(2) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2019 First Quarter

January 31, 2019

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	December 31, 2018	September 30, 2018
ASSETS
Cash and cash equivalents	$39,836	$41,572
Accounts receivable, net	313,246	331,463
Inventories, net	188,319	180,451
Other current assets	73,145	62,937
Total current assets	614,546	616,423
Property, plant and equipment, net	246,021	252,775
Goodwill	931,457	948,894
Other intangible assets, net	439,799	443,910
Other long-term assets	120,954	113,483
Total assets	$2,352,777	$2,375,485

LIABILITIES
Long-term debt, current maturities	$46,110	$31,260
Other current liabilities	254,598	272,883
Total current liabilities	300,708	304,143
Long-term debt	936,897	929,342
Other long-term liabilities	271,157	273,286
Total liabilities	1,508,762	1,506,771

SHAREHOLDERS' EQUITY
Total shareholders' equity	844,015	868,714
Total liabilities and shareholders' equity	$2,352,777	$2,375,485

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$2,984	$35,158
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,226	17,238
Changes in working capital items	(21,060)	(9,999)
Other operating activities	7,236	(34,760)
Net cash provided by operating activities	8,386	7,637

Cash flows from investing activities:
Capital expenditures	(8,458)	(11,647)
Acquisitions, net of cash acquired	(8,404)	(85,964)
Other investing activities	1,244	(10,567)
Net cash used in investing activities	(15,618)	(108,178)

Cash flows from financing activities:
Net proceeds from long-term debt	20,707	113,301
Purchases of treasury stock	(7,751)	(4,415)
Dividends	(6,414)	(6,071)
Other financing activities	(724)	—
Net cash provided by financing activities	5,818	102,815

Effect of exchange rate changes on cash	(322)	353

Net change in cash and cash equivalents	$(1,736)	$2,627

Matthews International Reports Results for Fiscal 2019 First Quarter

January 31, 2019

Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provides investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2018	2017
Net income attributable to Matthews	$3,097	$35,180
Acquisition costs	1,504	1,429
ERP integration costs	1,611	1,550
Strategic initiatives and other charges	—	479
Loss on divestiture	3,304	—
Non-service pension and postretirement expense (1)	689	1,055
Intangible amortization expense	6,004	4,944
Tax-related (2)	(300)	(24,356)
Adjusted net income	$15,909	$20,281
Adjusted EPS	$0.50	$0.64

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 26.0% for the three months ended December 31, 2018 and 2017, respectively.
(1) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(2) The tax-related adjustments in fiscal 2018 consisted of income tax regulation changes which included an estimated favorable tax benefit of approximately $37,800 for the reduction in the Company’s net deferred tax liability principally reflecting the lower U.S. Federal tax rate, offset partially by an estimated repatriation transition tax charge and other charges of approximately $13,500, for the three month period ended December 31, 2017.

Matthews International Reports Results for Fiscal 2019 First Quarter

January 31, 2019

ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2018	2017
Net income	$2,984	$35,158
Income tax provision (benefit)	605	(25,227)
Income before income taxes	3,589	9,931
Net loss attributable to noncontrolling interests	113	22
Interest expense	10,301	7,801
Depreciation and amortization *	19,226	17,238
Acquisition costs (1)**	2,032	1,931
ERP integration costs (2)**	2,177	2,027
Strategic initiatives and other charges (3)**	—	647
Loss on divestiture (4)	4,465	—
Stock-based compensation	3,647	5,474
Non-service pension and postretirement expense (5)	931	1,425
Total Adjusted EBITDA	$46,481	$46,496
Adjusted EBITDA margin	12.4%	12.6%

(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Represents a loss on the sale of a controlling interest in a Memorialization business.
(5) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $11,442 and $11,005 for the SGK Brand Solutions segment, $5,019 and $4,142 for the Memorialization segment, $1,526 and $1,126 for the Industrial Solutions segment, and $1,239 and $965 for Corporate and Non-Operating, for the three months ended December 31, 2018 and 2017, respectively.

** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $601 and $1,650 for the SGK Brand Solutions segment, $4,465 and $288 for the Memorialization segment, and $3,608 and $2,577 for Corporate and Non-Operating, for the three months ended December 31, 2018 and 2017, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $90 for the Industrial Solutions segment for the three months ended December 31, 2017.

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